EXHIBIT 10.16.10

ADELPHIA COMMUNICATIONS CORPORATION
PERFORMANCE RETENTION PLAN

1.                                      PURPOSE

The purpose of this Plan is to attract highly qualified employees, and to encourage highly qualified employees of the Company to continue their employment with the Company during the period of the Company’s restructuring by establishing a plan that provides annual incentive awards based on the Company’s performance.

2.                                      DEFINITIONS

The following terms, as used herein, shall have the following meanings:

(a)                                  “Approval Date” means the date of issuance of an order by the Bankruptcy Court, upon notice and hearing, approving the Plan, upon which the Plan shall become effective.

(b)                                 “Award” means an incentive award granted pursuant to this Plan.

(c)                                  “Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended.

(d)                                 “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York, such court having jurisdiction over Chapter 11 cases currently pending with respect to the Company.

(e)                                  “Base Salary” means the Participant’s base annual salary as of the date an Award is granted, excluding any overtime, bonuses, commissions, other special payments or any other allowance.

(f)                                    “Board” means the Board of Directors of the Company.

(g)                                 “Committee” means the Compensation Committee of the Board.

(h)                                 “Company” means Adelphia Communications Corporation, a corporation organized under the laws of the State of Delaware, or any successor corporation.

(i)                                     “Consummation of the Restructuring” means the earliest to occur of (A) the date of consummation of a plan of reorganization of, or involving, the Company in accordance with Chapter 11 of the Bankruptcy Code that has been confirmed by an order of the Bankruptcy Court, or (B) the date on which a sale of substantially all of the assets of the Company is consummated pursuant to a sale in accordance with §363 of the Bankruptcy Code.

(j)                                     “EBITDAR” means, for any period, the consolidated earnings of the Company, determined before reduction by, (A) consolidated interest expense, (B) total income tax expense, (C) total depreciation expense, (D) total amortization expense, and (E) total restructuring-related fees and expenses, normalized for accounting adjustments, changes in accounting policies and asset sales, in each case determined by the Company in accordance with GAAP applied on a consistent basis.

(k)                                  “EBITDAR Target” means the EBITDAR target amount established by the Company for its business plan for each Plan year for purposes of calculating Awards granted under the Plan; provided that the Plan Administrator shall have discretion to adjust EBITDAR Targets and associated Awards on an equitable basis for extraordinary events or other events not within the control of Participants.

(l)                                     “Participant” means a full-time employee of the Company who has received written notice from the Plan Administrator that he or she has been selected for participation in the Plan for a particular Plan year.

(m)                               “Plan” means the Adelphia Communications Corporation Performance Retention Plan.

(n)                                 “Plan Administrator” means the Committee, provided that the Committee may delegate administrative responsibility to corporate officers in its discretion.

3.                                      ELIGIBILITY

Participation shall be limited to Participants who have received written notification from the Company that they have been selected to participate in the Plan.  Participants shall receive a separate written notification with respect to each Plan year the Participant is eligible to participate in the Plan, which shall specify, among other things, the Award grant date, and such Participant’s target Award.

4.                                      TARGET AWARDS

(a)                                  Except as otherwise provided herein, Participants will be eligible for an annual target Award, which shall be based on the percentage of the Participant’s Base Salary, title and job responsibilities.  Annual target Awards may range from 25% to 200% of a Participant’s Base Salary, as determined by the Plan Administrator.

(b)                                 The amount of each annual Award will be determined based on the Company’s financial performance as compared to the EBITDAR Target, and will equal the product of (i) the Participant’s target Award for the relevant Plan year based on the table provided in Section 4(a) above, and (ii) the percentage of the EBITDAR Target that is achieved for the relevant Plan year.

% of EBITDAR Target achieved for Plan Year	Total Award (as a percentage of the Target Award)
90%	0%
91%	10%
92%	25%
93%	40%
94%	55%
95%	70%
96%	80%
97%	85%
98%	90%
99%	95%
100%	100%
101%	105%
102%	110%
103%	115%
104%	120%
105%	130%
106%	145%
107%	160%
108%	175%
109%	190%
110%	200%

(c)                                  Participants shall receive a pro-rata Award for the Plan year during which the Participant commences participation in the Plan, based on the ratio of number of full months that the Participant worked at the Company during such Plan year, to 12.

(d)                                 Notwithstanding the foregoing, in the event the Company’s capital expenditures for any Plan year are greater than or equal to 105%, but less than 110%, of the budgeted amount of the Company’s capital expenditures for such Plan year, each Participant’s Award for such Plan year, as determined pursuant to Section 4(b) herein, shall be reduced by 33.3%.  In the event capital expenditures for any Plan year are greater than or equal to 110%, but less than 115%, of the budgeted amount of capital expenditures for such Plan year, each Participant’s Award, as determined pursuant to Section 4 (b) herein, shall be reduced by 66.6%.  In the event capital expenditures for any Plan year are greater than or equal to 115% of the budgeted amount of capital expenditures for such Plan year, no Award shall be payable to any Participant for such Plan year, regardless of the Award amount determined pursuant to Section 4(b) herein.  Determinations regarding the level of capital expenditures in relation to budget for any Plan year shall be made by the Plan Administrator.

5.                                      AWARD VESTING

Subject to the provisions of Section 6 herein, (a) the Award granted to a Participant for the Plan year during which the Participant first commences participation in the Plan will vest in 36 equal monthly installments (2.777% per month) as of the last day of each month commencing with the twelfth month following the month in which the Participant begins participation in the Plan, and (b) any subsequent Awards will vest in 36 equal monthly installments (2.777% per month) commencing as of January 31 of the year immediately following the Plan year with respect to which the Award was granted.

6.                                      TREATMENT OF AWARDS UPON CONSUMMATION

(a)                                  Subject to Section 6(b) herein, upon the Consummation of the Restructuring, (i) the portion of each Award that is vested shall be paid in cash, in a lump sum, on the date of such Consummation of the Restructuring, provided that if less than 25% of an Award is vested as of such date, an amount equal to 25% of such Award shall vest and be paid in cash on such date, and (ii) the aggregate unvested portion of all Awards granted to a Participant shall be payable in the form of restricted stock of the reorganized Company with an aggregate value equivalent to such aggregate unvested portion.  The number of shares of restricted stock so granted shall be determined by the Committee, with the assistance of a nationally recognized independent compensation consultant, and shall vest in two equal annual installments as follows:  50% on each of the first and second anniversaries of the Consummation of the Restructuring.  The restricted stock shall have such other terms and conditions as are determined by the Committee, which shall not be inconsistent with this Section 6(a) and Section 7.

(b)                                 If the Consummation of the Restructuring does not occur on or before the second anniversary of the date on which the Participant’s Award is granted, subject to Section 7 herein, 50% of the portion of such Award which is vested on such date shall be paid in cash, in a lump sum, on the second anniversary of the date the Award is granted, and the remaining portion of the Award which is vested on the Consummation of the Restructuring will be paid in cash, in a lump sum, on the date of such consummation.  The aggregate value of all unvested Awards granted to a Participant shall be converted to shares of restricted stock, in the same manner described, and with same terms set forth, in Section 6(a) herein.

(c)                                  Notwithstanding the foregoing, in the event the Consummation of the Restructuring occurs as provided in Section 2(i)(B), the Compensation Committee may provide, in its discretion, that all Awards (both vested and unvested) shall be paid (without duplication) in cash, in a lump sum, on the date such consummation occurs.

7.                                      TERMINATION OF EMPLOYMENT

(a)                                  In the event a Participant’s employment with the Company terminates for any reason other than termination by the Company for Cause prior to the date on which an Award is scheduled to be paid as provided in Section 6 herein, such Participant (or his/her beneficiary in the event of death) shall be entitled to payment of the vested portion of his/her Award as determined by the Plan Administrator in accordance with the provisions of Sections 5 and 6 herein.  Such pro-rata Award shall be paid to the Participant at the same time and in the same form as Awards for such Plan year are paid to other Participants in the Plan.

(b)                                 In the event any Participant’s employment is terminated by the Company for Cause, all Awards granted to such Participant (vested or unvested) shall be forfeited, and such Participant shall be ineligible to receive any payment or settlement of an Award under this Plan.

(c)                                  With respect to any Participant who has entered into an employment agreement with the Company, “Cause” shall have the meaning ascribed thereto in such employment agreement.  With respect to any other Participant, the Company shall have “Cause” to terminate such Participant’s employment if such Participant has: (i) refused or repeatedly failed to perform the duties assigned to him/her; (ii) engaged in a willful or intentional act that has the effect of injuring the reputation or business of the Company in any material respect; (iii) continually or repeatedly been absent from the Company, unless due to serious illness or disability; (iv) committed an act of gross misconduct, fraud, embezzlement or theft against the Company; or (v) violated a material Company policy.

8.                                      GENERAL PROVISIONS

(a)                                  Payments under this Plan shall not constitute wages and shall be paid by the Company from the general assets of the Company, as applicable; provided that no director, officer, agent or employee of the Company shall be personally liable in the event the Company is unable to make any payments under this Plan due to a lack of, or inability to access, funding or financing, legal prohibition (including statutory or judicial limitations) or failure to obtain any required consent.  Notwithstanding anything in this Plan to the contrary, any payments to be made hereunder shall only be made as and to the extent the Company has adequate funding therefor.

(b)                                 Payments under this Plan are subject to Federal, state and local income tax withholding and all other applicable federal, state and local taxes.  The Company shall withhold, or cause to be withheld, from any payments made hereunder all applicable Federal, state and local withholding taxes and may require the employee to file any certificate or other form in connection therewith.

(c)                                  Nothing contained herein shall give any employee the right to be retained in the employment of the Company or any successor, or affect the Company’s right to dismiss any employee at will.

(d)                                 This Plan is not a term or condition of any individual’s employment and no employee shall have any legal right to payments hereunder except to the extent all conditions relating to the receipt of such payments have been satisfied in accordance with the terms of this Plan as set forth herein.

(e)                                  Nothing contained herein shall give an employee any right to any employee benefit upon termination of employment with the Company, except as required by law or provided by the terms of another employee benefit plan document relating to the treatment of former employees generally.

(f)                                    No person having a benefit under this Plan may assign, transfer or in any other way alienate the benefit, nor shall any benefit under this Plan be subject to garnishment, attachment, execution or levy of any kind.

9.                                      ADMINISTRATION

(a)                                  The Plan shall be administered by the Plan Administrator.  Subject to the express provisions of this Plan, the Plan Administrator shall have sole authority to interpret the Plan (including any vague or ambiguous provisions) and to make all other determinations deemed necessary or advisable for the administration of the Plan.  All determinations and interpretations of the Plan Administrator shall be final, binding and conclusive as to all persons.  The Plan Administrator may designate the Participants eligible to participate in the Plan upon, and following, the Approval Date.

(b)                                 None of the Plan Administrator, the Committee nor any employee, officer or director of the Company shall be personally liable by reason of any action taken with respect to the Plan for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer or director of the Company, including the Plan Administrator, to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any reasonable cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud, bad faith or gross negligence.

10.                               APPLICABLE LAW

This Plan and all action taken under it shall be governed as to validity, construction, interpretation and administration by the laws of the State of Delaware without giving effect to the choice of law principles thereof.

11.                               AMENDMENT OR TERMINATION

The Board may amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that unless the written consent of a Participant is obtained, no such amendment or termination shall adversely affect any existing rights of such Participant.